Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION BANKSHARES REPORTS FIRST QUARTER RESULTS

Richmond, Va., April 20, 2016 - Union Bankshares Corporation (the “Company” or “Union”) (NASDAQ: UBSH) today reported net income of $17.0 million and earnings per share of $0.38 for its first quarter ended March 31, 2016. The quarterly results represent an increase of $1.3 million, or 8.0%, in net income from the first quarter of 2015 and a decrease of $853,000, or 4.8%, in net income from the prior quarter. Earnings per share of $0.38 for the current quarter represent an increase of $0.03, or 8.6%, in earnings per share from the first quarter of 2015 and a decrease of $0.02, or 5.0%, in earnings per share from the fourth quarter of 2015.

“Union’s first quarter results continued to demonstrate steady progress toward achievement of our strategic objectives that will enable Union to consistently generate profitable growth for our shareholders,” said G. William Beale, president and chief executive officer for Union Bankshares Corporation. “Commercial loans grew at a 7.7% annualized rate during the quarter as our lending teams continued the robust loan production momentum they generated in 2015. Asset quality continued to be strong and we are pleased to note that the net interest margin expanded during the quarter as a result of increased short term market interest rates. As part of our continuing effort to improve efficiency, we recently consolidated three in-store branches in Winchester into a new stand-alone branch in the market and closed a branch in Middleburg.

In addition, we were pleased to recently announce that we agreed to acquire Old Dominion Capital Management, Inc., a Charlottesville Virginia based registered investment advisor with nearly $300 million in assets under management. Acquisitions such as this are an important part of our Company’s strategic plan to grow our wealth management business by expanding the reach and capabilities of our wealth management team by adding assets under management, new investment strategies and advisor talent.

Going forward, we remain focused on leveraging Union’s unique franchise for sustainable growth and to deliver top-tier financial performance for our shareholders over the long term.”

Select highlights for the first quarter include:

•	Net income for the community bank segment was $16.9 million, or $0.38 per share, for the first quarter of 2016, compared to $16.0 million, or $0.36 per share, for the first quarter of 2015 and $17.9 million, or $0.40 per share, for the fourth quarter of 2015.
•	The mortgage segment reported net income of $54,000 for the first quarter of 2016, an improvement from a net loss of $267,000 in the first quarter of 2015 and a net loss of $90,000 in the fourth quarter of 2015.
•	First quarter net income includes after-tax branch closure costs of approximately $195,000 related to the previously announced 2016 branch closures.
•	Loans held for investment grew $109.0 million, or 7.7% (annualized), from December 31, 2015 and increased $417.4 million, or 7.8%, from March 31, 2015, adjusting for the sale of the credit card portfolio in the third quarter of 2015. Average loans increased $97.6 million, or 7.0% (annualized), from the prior quarter and increased $373.8 million, or 7.0%, from the same quarter in the prior year.
•	Period-end deposits decreased $18.0 million, or 1.2% (annualized), from December 31, 2015 and increased $275.8 million, or 4.9%, from March 31, 2015. Average deposits decreased $6.0 million, or 0.4% (annualized), from the prior quarter and increased $259.5 million, or 4.6%, from the prior year.

NET INTEREST INCOME

Tax-equivalent net interest income was $66.2 million, an increase of $1.3 million from the fourth quarter of 2015, primarily driven by higher earning asset balances and yields. The first quarter tax-equivalent net interest margin increased 6 basis points to 3.82% from 3.76% in the previous quarter. Core tax-equivalent net interest margin (which excludes the 6 and 7 basis point impact of acquisition accounting accretion in the current and prior quarter, respectively) increased 7 basis points to 3.76% from 3.69% in the previous quarter. The increase in the core tax-equivalent net interest margin was principally due to the 8 basis point increase in interest-earning asset yields partially offset by the 1 basis point increase in cost of funds. The increase in interest-earning asset yields was primarily driven by higher loan yields and higher investment yields in the current quarter, resulting from the impact of re-pricing variable-rate earning assets due to increased short term market interest rates.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. During the first quarter, net accretion related to acquisition accounting declined by $216,000, or 15.9%, from the prior quarter to $1.1 million for the quarter ended March 31, 2016. The fourth quarter of 2015, first quarter of 2016, and remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

	Accretion	Accretion (Amortization)
	Loan	Borrowings	Total

For the quarter ended December 31, 2015	$1,300	$62	$1,362
For the quarter ended March 31, 2016	1,084	62	1,146
For the remaining nine months of 2016	3,047	271	3,318
For the years ending:
2017	4,018	170	4,188
2018	3,572	(143)	3,429
2019	2,718	(286)	2,432
2020	2,067	(301)	1,766
2021	1,879	(316)	1,563
Thereafter	8,910	(5,306)	3,604

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the first quarter, the Company experienced declines in past due and nonaccrual loan levels and other real estate owned (“OREO”) balances from the prior year. Past due loans decreased from the prior quarter while nonaccrual loans increased from the prior quarter, as loans were moved from past due status to nonaccrual status during the current quarter. The combined past due and nonaccrual loan balances decreased $6.7 million, or 12.3%, from the previous quarter. The loan loss provision and allowance for loan loss increased from the prior quarter due to loan growth in the current quarter.

All nonaccrual and past due loan metrics discussed below exclude purchased credit impaired loans (“PCI”) totaling $70.1 million (net of fair value mark of $16.2 million).

Nonperforming Assets (“NPAs”)

At March 31, 2016, NPAs totaled $27.3 million, a decrease of $15.5 million, or 36.2%, from March 31, 2015 and an increase of $103,000, or 0.4%, from December 31, 2015. In addition, NPAs as a percentage of total outstanding loans declined 32 basis points from 0.79% a year earlier and decreased 1 basis point from 0.48% last quarter to 0.47% in the current quarter. The following table shows a summary of asset quality balances at the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Nonaccrual loans, excluding PCI loans	$13,092	$11,936	$12,966	$9,521	$17,385
Foreclosed properties	10,941	11,994	18,789	18,917	21,727
Former bank premises	3,305	3,305	3,305	3,305	3,707
Total nonperforming assets	$27,338	$27,235	$35,060	$31,743	$42,819

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Beginning Balance	$11,936	$12,966	$9,521	$17,385	$19,255
Net customer payments	(1,204)	(1,493)	(1,104)	(4,647)	(2,996)
Additions	5,150	2,344	5,213	581	4,379
Charge-offs	(1,446)	(1,245)	(541)	(2,171)	(3,107)
Loans returning to accruing status	(932)	(402)	(123)	(919)	(53)
Transfers to OREO	(412)	(234)	-	(708)	(93)
Ending Balance	$13,092	$11,936	$12,966	$9,521	$17,385

During the first quarter, the additions to nonaccrual loans were comprised of several smaller credit relationships, the majority of which were secured by residential 1-4 family property.

The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Beginning Balance	$15,299	$22,094	$22,222	$25,434	$28,118
Additions of foreclosed property	456	234	1,082	904	158
Additions of former bank premises	-	1,822	-	-	402
Capitalized improvements	-	-	9	243	56
Valuation adjustments	(126)	(4,229)	(473)	(710)	(590)
Proceeds from sales	(1,390)	(4,961)	(767)	(3,511)	(2,748)
Gains (losses) from sales	7	339	21	(138)	38
Ending Balance	$14,246	$15,299	$22,094	$22,222	$25,434

During the first quarter, the majority of sales of OREO were related to land and residential real estate.

Past Due Loans

Past due loans still accruing interest totaled $35.1 million, or 0.61% of total loans, at March 31, 2016 compared to $42.7 million, or 0.79%, a year ago and $42.9 million, or 0.76%, at December 31, 2015. At March 31, 2016, loans past due 90 days or more and accruing interest totaled $5.7 million, or 0.10% of total loans, compared to $7.9 million, or 0.15%, a year ago and $5.8 million, or 0.10%, at December 31, 2015.

Net Charge-offs

For the first quarter, net charge-offs were $2.2 million, or 0.15% on an annualized basis, compared to $3.2 million, or 0.24%, for the same quarter last year and $1.2 million, or 0.09%, for the fourth quarter of 2015.

Provision

The provision for loan losses for the current quarter was $2.5 million, an increase of $754,000 compared to the same quarter a year ago and an increase of $494,000 compared to the previous quarter. The increase in provision for loan losses in the current quarter compared to the prior periods was primarily driven by higher loan balances. Additionally, a $100,000 provision was recognized during the current quarter for unfunded loan commitments, resulting in a total of $2.6 million in provision for credit losses for the quarter.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) increased $352,000 from December 31, 2015 to $34.4 million at March 31, 2016 primarily due to loan growth during the quarter. The allowance for loan losses as a percentage of the total loan portfolio was 0.60% at March 31, 2016, 0.60% at December 31, 2015, and 0.57% at March 31, 2015. The ALL as a percentage of the total loan portfolio, adjusted for purchase accounting (non-GAAP), was 0.95% at March 31, 2016, a decrease from 0.98% from the prior quarter and a decrease from 1.03% from the quarter ended March 31, 2015. In acquisition accounting, there is no carryover of previously established allowance for loan losses, as acquired loans are recorded at fair value.

The nonaccrual loan coverage ratio was 262.8% at March 31, 2016, compared to 285.3% at December 31, 2015 and 178.2% at March 31, 2015. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income decreased $1.1 million, or 6.5%, to $15.9 million for the quarter ended March 31, 2016 from $17.0 million in the prior quarter, primarily driven by lower gains on the sales of securities and the net benefit from the sale of the credit card portfolio recorded in the fourth quarter of 2015. Excluding these items, noninterest income increased $505,000, or 3.3%, from the prior quarter. Loan-related interest rate swap fees were $662,000 higher and income from bank owned life insurance was $209,000 higher than the prior quarter. Customer-related fee income decreased $339,000, primarily driven by lower overdraft fees and lower wealth management income, partially offset by higher safe deposit box rent income. Gains on the sale of securities decreased $670,000 from $813,000 in the prior quarter to $143,000 in the first quarter of 2016.

Mortgage banking income remained relatively flat, experiencing a modest decline of $39,000, or 1.8%, from the prior quarter to $2.2 million in the first quarter of 2016. Included in mortgage banking income were unrealized gains on mortgage banking derivatives of $175,000 in the current quarter compared to unrealized gains of $2,000 in the prior quarter. Mortgage loan originations decreased by $14.8 million, or 13.1%, in the current quarter to $98.2 million from $113.0 million in the fourth quarter of 2015. Of the mortgage loan originations in the current quarter, 38.0% were refinances, which was an increase from 36.2% in the prior quarter.

NONINTEREST EXPENSE

Noninterest expense decreased $204,000, or 0.4%, to $54.3 million for the quarter ended March 31, 2016 from $54.5 million in the prior quarter. OREO and credit-related costs decreased $3.9 million related to lower valuation adjustments, as the Company recorded $4.2 million in valuation adjustments in the prior quarter related to updated appraisals on two large OREO properties. This decrease was offset by increased salary and benefit expenses of $2.8 million primarily related to seasonal increases in payroll taxes and annual merit adjustments as well as increased group insurance and incentive compensation costs. Professional fees increased $687,000 due to higher audit and project-related consulting expenses, and marketing expenses increased $563,000 primarily related to the timing of advertising campaigns and higher public relations expenses. Noninterest expense in the first quarter included branch closure costs of approximately $300,000 related to previously announced 2016 branch closures.

BALANCE SHEET

At March 31, 2016, total assets were $7.8 billion, an increase of $139.3 million from December 31, 2015 and an increase of $444.1 million from March 31, 2015. The increase in assets was mostly related to loan growth.

At March 31, 2016, loans held for investment were $5.8 billion, an increase of $109.0 million, or 7.7% (annualized), from December 31, 2015, while average loans increased $97.6 million, or 7.0% (annualized), from the prior quarter. Adjusted for the sale of the credit card portfolio that occurred in the third quarter of 2015, loans held for investment increased $417.4 million, or 7.8%, from March 31, 2015, while average loans increased $373.8 million, or 7.0%, from the prior year.

At March 31, 2016, total deposits were $5.9 billion, a decrease of $18.0 million, or 1.2% (annualized), from December 31, 2015, while average deposits decreased $6.0 million, or 0.4% (annualized), from December 31, 2015. The net decrease in deposits from the prior quarter was primarily related to declines in noninterest-bearing deposits, NOW accounts, and time deposits, partially offset by increases in money markets and savings accounts. Total deposits increased $275.8 million, or 4.9%, from March 31, 2015, while average deposits increased $259.5 million, or 4.6%, from the prior year.

At March 31, 2016, December 31, 2015, and March 31, 2015, respectively, the Company had a common equity Tier 1 capital ratio of 10.26%, 10.55%, and 10.86%; a Tier 1 capital ratio of 11.64%, 11.93%, and 12.32%; a total capital ratio of 12.17%, 12.46%, and 12.82%; and a leverage ratio of 10.25%, 10.68%, and 10.79%.

The Company’s common equity to asset ratios at March 31, 2016, December 31, 2015, and March 31, 2015 were 12.52%, 12.94%, and 13.36%, respectively, while its tangible common equity to tangible assets ratio was 8.86%, 9.20%, and 9.40%, respectively. The decrease in capital ratios from prior periods is primarily due to share repurchases.

During the first quarter, the Company declared and paid cash dividends of $0.19 per common share, consistent with the dividend paid in the prior quarter and an increase of $0.04, or 26.7%, compared to the same quarter in the prior year.

On October 29, 2015, the Company’s Board of Directors authorized a new share repurchase program to purchase up to $25.0 million worth of the Company’s common stock on the open market or in privately negotiated transactions. This share repurchase program was completed on February 19, 2016. On February 29, 2016, the Company’s Board of Directors authorized another share repurchase program to purchase up to $25.0 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The Company repurchased approximately 1.0 million shares during the quarter ended March 31, 2016 and had approximately $22.4 million available for repurchase under the current program.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 121 banking offices and 201 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products, and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com.

Union Bankshares Corporation will hold a conference call on Wednesday, April 20th, at 9:00 a.m. Eastern Time during which management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing (877) 668-4908. The conference ID number is 87041131.

NON-GAAP MEASURES

In reporting the results of the quarter ended March 31, 2016, the Company has provided supplemental performance measures on a tangible basis. Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, information security, and consumer spending and saving habits.  More information is available on the Company’s website, http://investors.bankatunion.com. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

(FTE - "Fully Taxable Equivalent")

	Three Months Ended
	03/31/16	12/31/15	03/31/15
Results of Operations
Interest and dividend income	$70,749	$69,317	$67,600
Interest expense	7,018	6,712	5,631
Net interest income	63,731	62,605	61,969
Provision for credit losses	2,604	2,010	1,750
Net interest income after provision for credit losses	61,127	60,595	60,219
Noninterest income	15,914	17,016	15,054
Noninterest expenses	54,272	54,476	53,840
Income before income taxes	22,769	23,135	21,433
Income tax expense	5,808	5,321	5,732
Net income	$16,961	$17,814	$15,701

Interest earned on earning assets (FTE)	$73,238	$71,655	$69,761
Net interest income (FTE)	66,220	64,943	64,130
Core deposit intangible amortization	1,880	2,010	2,222

Net income - community bank segment	$16,907	$17,904	$15,968
Net income (loss) - mortgage segment	54	(90)	(267)

Key Ratios
Earnings per common share, diluted	$0.38	$0.40	$0.35
Return on average assets (ROA)	0.88%	0.93%	0.86%
Return on average equity (ROE)	6.89%	7.08%	6.48%
Return on average tangible common equity (ROTCE)	10.13%	10.38%	9.67%
Efficiency ratio (FTE)	66.08%	66.47%	67.99%
Efficiency ratio - community bank segment (FTE)	65.27%	65.38%	66.43%
Efficiency ratio - mortgage bank segment (FTE)	93.36%	105.16%	115.86%
Net interest margin (FTE)	3.82%	3.76%	3.95%
Yields on earning assets (FTE)	4.23%	4.15%	4.30%
Cost of interest-bearing liabilities (FTE)	0.52%	0.51%	0.45%
Cost of funds (FTE)	0.41%	0.39%	0.35%
Net interest margin, core (FTE) (1)	3.76%	3.69%	3.84%
Yields on earning assets (FTE), core (1)	4.16%	4.08%	4.26%
Cost of interest-bearing liabilities (FTE), core (1)	0.53%	0.52%	0.54%
Cost of funds (FTE), core (1)	0.40%	0.39%	0.42%

Per Share Data
Earnings per common share, basic	$0.38	$0.40	$0.35
Earnings per common share, diluted	0.38	0.40	0.35
Cash dividends paid per common share	0.19	0.19	0.15
Market value per share	24.63	25.24	22.21
Book value per common share	22.55	22.38	21.98
Tangible book value per common share	15.31	15.25	14.78
Price to earnings ratio, diluted	16.12	15.90	15.65
Price to book value per common share ratio	1.09	1.13	1.01
Price to tangible common share ratio	1.61	1.66	1.50
Weighted average common shares outstanding, basic	44,251,276	44,899,629	45,105,969
Weighted average common shares outstanding, diluted	44,327,229	44,988,577	45,187,516
Common shares outstanding at end of period	43,854,381	44,785,674	45,155,024

	Three Months Ended
	03/31/16	12/31/15	03/31/15
Capital Ratios
Common equity Tier 1 capital ratio (2)	10.26%	10.55%	10.86%
Tier 1 capital ratio (2)	11.64%	11.93%	12.32%
Total capital ratio (2)	12.17%	12.46%	12.82%
Leverage ratio (Tier 1 capital to average assets) (2)	10.25%	10.68%	10.79%
Common equity to total assets	12.52%	12.94%	13.36%
Tangible common equity to tangible assets	8.86%	9.20%	9.40%

Financial Condition
Assets	$7,832,611	$7,693,291	$7,388,559
Loans held for investment	5,780,502	5,671,462	5,387,755
Earning Assets	7,045,552	6,900,023	6,602,453
Goodwill	293,522	293,522	293,522
Core deposit intangibles, net	21,430	23,310	29,533
Deposits	5,945,982	5,963,936	5,670,228
Stockholders' equity	980,978	995,367	986,916
Tangible common equity (3)	666,026	678,535	663,861

Loans held for investment, net of deferred fees and costs
Construction and land development	$777,184	$749,889	$658,483
Commercial real estate - owner occupied	849,606	860,490	898,626
Commercial real estate - non-owner occupied	1,296,251	1,270,480	1,180,464
Multifamily real estate	323,270	322,528	298,651
Commercial & Industrial	456,893	438,528	411,641
Residential 1-4 Family	977,454	977,690	971,110
HELOC	517,122	516,726	514,750
Consumer and all other	586,273	538,088	457,292
Total loans held for investment	$5,784,053	$5,674,419	$5,391,017
Less: Deferred fees, net	3,551	2,957	3,262
Total loans held for investment, net of deferred fees	$5,780,502	$5,671,462	$5,387,755

Deposits
NOW accounts	$1,504,227	$1,521,906	$1,328,994
Money market accounts	1,323,192	1,312,612	1,258,564
Savings accounts	589,542	572,800	565,506
Time deposits of $100,000 and over	508,153	514,286	520,720
Other time deposits	657,625	669,395	721,509
Total interest-bearing deposits	$4,582,739	$4,590,999	$4,395,293
Demand deposits	1,363,243	1,372,937	1,274,935
Total deposits	$5,945,982	$5,963,936	$5,670,228

Averages
Assets	$7,764,830	$7,624,416	$7,362,683
Loans held for investment	5,709,998	5,612,366	5,360,676
Loans held for sale	27,304	35,402	38,469
Securities	1,187,150	1,149,817	1,143,632
Earning assets	6,968,988	6,845,071	6,576,415
Deposits	5,899,404	5,905,406	5,639,917
Certificates of deposit	1,171,972	1,196,127	1,269,352
Interest-bearing deposits	4,562,856	4,536,643	4,416,699
Borrowings	816,943	659,567	679,341
Interest-bearing liabilities	5,379,799	5,196,210	5,096,040
Stockholders' equity	989,414	998,590	982,548
Tangible common equity (3)	673,562	680,801	658,429

	Three Months Ended
	03/31/16	12/31/15	03/31/15
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$34,047	$33,269	$32,384
Add: Recoveries	828	933	672
Less: Charge-offs	2,980	2,165	3,829
Add: Provision for loan losses	2,504	2,010	1,750
Ending balance	$34,399	$34,047	$30,977

ALL / total outstanding loans	0.60%	0.60%	0.57%
ALL / total outstanding loans, adjusted for acquisition accounting (4)	0.95%	0.98%	1.03%
Net charge-offs / total outstanding loans	0.15%	0.09%	0.24%
Provision / total outstanding loans	0.18%	0.14%	0.13%

Total PCI Loans	$70,105	$73,737	$91,346

Nonperforming Assets
Construction and land development	$2,156	$2,113	$3,104
Commercial real estate - owner occupied	2,816	3,904	4,954
Commercial real estate - non-owner occupied	-	100	2,655
Commercial & Industrial	810	429	2,018
Residential 1-4 Family	5,696	3,563	4,000
HELOC	973	1,348	544
Consumer and all other	641	479	110
Nonaccrual loans	13,092	11,936	17,385
Other real estate owned	14,246	15,299	25,434
Total nonperforming assets (NPAs)	27,338	27,235	42,819
Construction and land development	544	128	678
Commercial real estate - owner occupied	196	103	1,357
Commercial real estate - non-owner occupied	723	723	328
Multifamily real estate	-	272	-
Commercial & Industrial	422	124	454
Residential 1-4 Family	2,247	3,638	3,784
HELOC	1,315	762	685
Consumer and all other	276	79	646
Loans ≥ 90 days and still accruing	5,723	5,829	7,932
Total NPAs and loans ≥ 90 days	$33,061	$33,064	$50,751
NPAs / total outstanding loans	0.47%	0.48%	0.79%
NPAs / total assets	0.35%	0.35%	0.58%
ALL / nonperforming loans	262.75%	285.25%	178.18%
ALL / nonperforming assets	125.83%	125.01%	72.34%

Troubled Debt Restructurings
Performing	$11,486	$10,780	$21,336
Nonperforming	1,470	1,921	2,740
Total troubled debt restructurings	$12,956	$12,701	$24,076

	Three Months Ended
	03/31/16	12/31/15	03/31/15
Past Due Detail
Construction and land development	$2,676	$3,155	$1,740
Commercial real estate - owner occupied	1,787	1,714	1,606
Commercial real estate - non-owner occupied	24	771	1,344
Multifamily real estate	155	-	-
Commercial & Industrial	985	1,056	1,389
Residential 1-4 Family	13,711	15,023	16,145
HELOC	1,870	2,589	3,095
Consumer and all other	2,255	3,479	2,270
Loans 30-59 days past due	$23,463	$27,787	$27,589
Construction and land development	$724	$380	$2,397
Commercial real estate - owner occupied	963	118	174
Commercial real estate - non-owner occupied	276	-	-
Multifamily real estate	-	-	656
Commercial & Industrial	284	27	271
Residential 1-4 Family	1,111	6,774	2,168
HELOC	388	1,112	1,119
Consumer and all other	2,122	922	436
Loans 60-89 days past due	$5,868	$9,333	$7,221

Alternative Performance Measures (non-GAAP)
Tangible Common Equity (3)
Ending equity	$980,978	$995,367	$986,916
Less: Ending goodwill	293,522	293,522	293,522
Less: Ending core deposit intangibles	21,430	23,310	29,533
Ending tangible common equity (non-GAAP)	$666,026	$678,535	$663,861

Average equity	$989,414	$998,590	$982,548
Less: Average goodwill	293,522	293,522	293,522
Less: Average core deposit intangibles	22,330	24,267	30,597
Average tangible common equity (non-GAAP)	$673,562	$680,801	$658,429

ALL to loans, adjusted for acquisition accounting (non-GAAP)(4)
Allowance for loan losses	$34,399	$34,047	$30,977
Remaining fair value mark on purchased performing loans	19,994	20,819	23,794
Adjusted allowance for loan losses	54,393	54,866	54,771

Loans, net of deferred fees	5,780,502	5,671,462	5,387,755
Remaining fair value mark on purchased performing loans	19,994	20,819	23,794
Less: Purchased credit impaired loans, net of fair value mark	70,105	73,737	91,346
Adjusted loans, net of deferred fees	$5,730,391	$5,618,544	$5,320,203

ALL / gross loans, adjusted for acquisition accounting	0.95%	0.98%	1.03%

Mortgage Origination Volume
Refinance Volume	$37,304	$40,943	$65,549
Construction Volume	14,894	12,394	19,552
Purchase Volume	46,013	59,702	53,613
Total Mortgage loan originations	$98,211	$113,039	$138,714
% of originations that are refinances	37.98%	36.22%	47.26%

Other Data
End of period full-time employees	1,400	1,422	1,445
Number of full-service branches	124	124	131
Number of full automatic transaction machines (ATMs)	201	201	200

(1) The core metrics, FTE, exclude the impact of acquisition accounting accretion and amortization adjustments in net interest income.

(2) All ratios at March 31, 2016 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

(3) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

(4) The allowance for loan losses ratio, adjusted for acquisition accounting (non-GAAP), includes an adjustment for the fair value mark on purchased performing loans. The purchased performing loans are reported net of the related fair value mark in loans, net of deferred fees, on the Company’s Consolidated Balance Sheet; therefore, the fair value mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the fair value mark, represents the total reserve on the Company’s loan portfolio. The PCI loans, net of the respective fair value mark, are removed from the loans, net of deferred fees, as these PCI loans are not covered by the allowance established by the Company unless changes in expected cash flows indicate that one of the PCI loan pools are impaired, at which time an allowance for PCI loans will be established. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses ratio, adjusted for acquisition accounting, is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company, and the fair value mark on the purchased performing loans represents the allowance associated with those purchased loans. The Company believes that this measure is a better reflection of the reserves on the Company’s loan portfolio.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2016	2015	2015
ASSETS
Cash and cash equivalents:
Cash and due from banks	$95,462	$111,323	$112,793
Interest-bearing deposits in other banks	37,227	29,670	24,257
Federal funds sold	650	1,667	312
Total cash and cash equivalents	133,339	142,660	137,362

Securities available for sale, at fair value	939,409	903,292	1,089,664
Securities held to maturity, at carrying value	204,444	205,374	-
Restricted stock, at cost	58,211	51,828	53,146

Loans held for sale	25,109	36,030	46,048

Loans held for investment, net of deferred fees and costs	5,780,502	5,671,462	5,387,755
Less allowance for loan losses	34,399	34,047	30,977
Net loans held for investment	5,746,103	5,637,415	5,356,778

Premises and equipment, net	125,357	126,028	134,429
Other real estate owned, net of valuation allowance	14,246	15,299	25,434
Core deposit intangibles, net	21,430	23,310	29,533
Goodwill	293,522	293,522	293,522
Bank owned life insurance	175,033	173,687	140,143
Other assets	96,408	84,846	82,500
Total assets	$7,832,611	$7,693,291	$7,388,559

LIABILITIES
Noninterest-bearing demand deposits	$1,363,243	$1,372,937	$1,274,935
Interest-bearing deposits	4,582,739	4,590,999	4,395,293
Total deposits	5,945,982	5,963,936	5,670,228

Securities sold under agreements to repurchase	91,977	84,977	39,434
Other short-term borrowings	466,000	304,000	335,000
Long-term borrowings	291,662	291,198	299,914
Other liabilities	56,012	53,813	57,067
Total liabilities	6,851,633	6,697,924	6,401,643

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000; issued and outstanding, 43,854,381 shares, 44,785,674 shares, and 45,155,024 shares, respectively.	57,850	59,159	59,721
Additional paid-in capital	610,084	631,822	641,882
Retained earnings	306,685	298,134	270,618
Accumulated other comprehensive income	6,359	6,252	14,695
Total stockholders' equity	980,978	995,367	986,916

Total liabilities and stockholders' equity	$7,832,611	$7,693,291	$7,388,559

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Interest and dividend income:
Interest and fees on loans	$62,947	$61,880	$60,452
Interest on deposits in other banks	47	30	17
Interest and dividends on securities:
Taxable	4,316	3,985	3,807
Nontaxable	3,439	3,422	3,324
Total interest and dividend income	70,749	69,317	67,600

Interest expense:
Interest on deposits	4,195	4,348	3,321
Interest on federal funds purchased	2	-	1
Interest on short-term borrowings	621	211	249
Interest on long-term borrowings	2,200	2,153	2,060
Total interest expense	7,018	6,712	5,631

Net interest income	63,731	62,605	61,969
Provision for credit losses	2,604	2,010	1,750
Net interest income after provision for credit losses	61,127	60,595	60,219

Noninterest income:
Service charges on deposit accounts	4,734	5,104	4,214
Other service charges and fees	4,156	3,957	3,584
Fiduciary and asset management fees	2,138	2,306	2,219
Mortgage banking income, net	2,146	2,185	2,379
Gains on securities transactions, net	143	813	193
Bank owned life insurance income	1,372	1,163	1,135
Other operating income	1,225	1,488	1,330
Total noninterest income	15,914	17,016	15,054

Noninterest expenses:
Salaries and benefits	28,048	25,287	27,492
Occupancy expenses	4,976	4,832	5,133
Furniture and equipment expenses	2,636	2,856	2,813
Printing, postage, and supplies	1,139	1,154	1,370
Communications expense	1,089	1,153	1,179
Technology and data processing	3,814	3,647	3,255
Professional services	1,989	1,302	1,348
Marketing and advertising expense	1,938	1,375	1,687
FDIC assessment premiums and other insurance	1,362	1,346	1,398
Other taxes	1,618	1,553	1,551
Loan-related expenses	599	513	684
OREO and credit-related expenses	569	4,496	1,186
Amortization of intangible assets	1,880	2,010	2,222
Training and other personnel costs	744	844	721
Other expenses	1,871	2,108	1,801
Total noninterest expenses	54,272	54,476	53,840

Income before income taxes	22,769	23,135	21,433
Income tax expense	5,808	5,321	5,732
Net income	$16,961	$17,814	$15,701
Basic earnings per common share	$0.38	$0.40	$0.35
Diluted earnings per common share	$0.38	$0.40	$0.35

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended March 31, 2016
Net interest income	$63,425	$306	$-	$63,731
Provision for credit losses	2,500	104	-	2,604
Net interest income after provision for credit losses	60,925	202	-	61,127
Noninterest income	13,608	2,477	(171)	15,914
Noninterest expenses	51,844	2,599	(171)	54,272
Income before income taxes	22,689	80	-	22,769
Income tax expense	5,782	26	-	5,808
Net income	$16,907	$54	$-	$16,961
Total assets	$7,825,652	$55,069	$(48,110)	$7,832,611

Three Months Ended December 31, 2015
Net interest income	$62,271	$334	$-	$62,605
Provision for credit losses	2,000	10	-	2,010
Net interest income after provision for credit losses	60,271	324	-	60,595
Noninterest income	14,987	2,200	(171)	17,016
Noninterest expenses	51,982	2,665	(171)	54,476
Income (loss) before income taxes	23,276	(141)	-	23,135
Income tax expense (benefit)	5,372	(51)	-	5,321
Net income (loss)	$17,904	$(90)	$-	$17,814
Total assets	$7,690,132	$57,900	$(54,741)	$7,693,291

Three Months Ended March 31, 2015
Net interest income	$61,723	$246	$-	$61,969
Provision for credit losses	1,750	-	-	1,750
Net interest income after provision for credit losses	59,973	246	-	60,219
Noninterest income	12,848	2,376	(170)	15,054
Noninterest expenses	50,972	3,038	(170)	53,840
Income (loss) before income taxes	21,849	(416)	-	21,433
Income tax expense (benefit)	5,881	(149)	-	5,732
Net income (loss)	$15,968	$(267)	$-	$15,701
Total assets	$7,382,266	$55,380	$(49,087)	$7,388,559

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	March 31, 2016			December 31, 2015
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$743,724	$4,316	2.33%	$709,645	$3,985	2.23%
Tax-exempt	443,426	5,291	4.80%	440,172	5,264	4.74%
Total securities	1,187,150	9,607	3.25%	1,149,817	9,249	3.19%
Loans, net (2) (3)	5,709,998	63,326	4.46%	5,612,366	62,062	4.39%
Loans held for sale	27,304	257	3.79%	35,402	313	3.51%
Federal funds sold	813	1	0.47%	784	1	0.28%
Money market investments	-	-	0.00%	1	-	0.00%
Interest-bearing deposits in other banks	43,723	47	0.44%	46,701	30	0.25%
Total earning assets	6,968,988	$73,238	4.23%	6,845,071	$71,655	4.15%
Allowance for loan losses	(35,034)			(33,583)
Total non-earning assets	830,876			812,928
Total assets	$7,764,830			$7,624,416

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$2,809,961	$1,393	0.20%	$2,770,386	$1,382	0.20%
Regular savings	580,923	217	0.15%	570,130	244	0.17%
Time deposits	1,171,972	2,585	0.89%	1,196,127	2,722	0.90%
Total interest-bearing deposits	4,562,856	4,195	0.37%	4,536,643	4,348	0.38%
Other borrowings (4)	816,943	2,823	1.39%	659,567	2,364	1.42%
Total interest-bearing liabilities	5,379,799	$7,018	0.52%	5,196,210	$6,712	0.51%

Noninterest-bearing liabilities:
Demand deposits	1,336,548			1,368,763
Other liabilities	59,069			60,853
Total liabilities	6,775,416			6,625,826
Stockholders' equity	989,414			998,590
Total liabilities and stockholders' equity	$7,764,830			$7,624,416

Net interest income		$66,220			$64,943

Interest rate spread (5)			3.71%			3.64%
Cost of funds			0.41%			0.39%
Net interest margin (6)			3.82%			3.76%

(1) Rates and yields are annualized and calculated from actual, not rounded, amounts in thousands, which appear above.

(2) Nonaccrual loans are included in average loans outstanding.

(3) Interest income on loans includes $1.1 million and $1.3 million for the three months ended March 31, 2016 and December 31, 2015, respectively, in accretion of the fair market value adjustments related to acquisitions.

(4) Interest expense on borrowings includes $62,000 for both the three months ended March 31, 2016 and December 31, 2015 in accretion of the fair market value adjustments related to acquisitions.

(5) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

(6) Core net interest margin excludes purchase accounting adjustments and was 3.76% and 3.69% for the three months ended March 31, 2016 and December 31, 2015, respectively.